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                                                                   EXHIBIT 10.17

                               JAMESON INNS, INC.
                        1997 DIRECTOR STOCK OPTION PLAN

         1. Purpose. The purpose of the Jameson Inns, Inc. 1997 Director Stock Option Plan (this "Plan") is to attract and retain outstanding individuals to serve as members of the Board of Directors of Jameson Inns, Inc. (the "Company") and to furnish incentives to such persons to use their maximum efforts to enhance both the growth of the Company and the liquidity of the Company's stock by providing such persons opportunities to acquire shares of the $0.10 par value common stock of the Company ("Common Stock") on terms as herein provided.

         2. Shares Reserved under this Plan. There is hereby reserved for issuance under this Plan an aggregate of 200,000 shares of Common Stock. If there is a lapse, expiration, termination or cancellation of any option granted under this Plan without the issuance of all shares thereunder, all of such unissued shares subject to or reserved for such option may again be used for new options granted under this Plan; provided, however, that in no event may the number of shares of Common Stock issued under this Plan exceed the total number of shares reserved for issuance hereunder.

         3. Eligibility. Each member of the Board of Directors of the Company (the "Board") who is not a officer or full-time employee of the Company or any of its affiliated companies (an "Eligible Director" or "Participant") shall be eligible to participate under this Plan; provided, however, any Eligible Director may decline any option which would otherwise be granted hereunder.

         4. Option Grants. Upon adoption of this Plan by the Board and on the first business day following the date on which the Company's annual meeting of the shareholders is held each year, each Eligible Director shall be granted a non-qualified option entitling such Eligible Director to purchase 5,000 shares of Common Stock, subject to the limitations set forth in Section 6 below and at an exercise price determined in accordance with Section 5 below.

         5. Option Exercise Price. Each option granted under this Plan shall be exercisable at an option price per share equal to the Fair Market Value of a share of Common Stock on the date the option is granted in accordance with Section 4 above. "Fair Market Value" means the closing bid price of a share of Common Stock reported on Nasdaq on the date as of which Fair Market Value is to be determined; provided, that, if the Common Stock shall be listed or admitted to trading on a national securities exchange, "Fair Market Value" shall mean the closing price of a share of Common Stock on the date as of which Fair Market Value is to be determined, which closing price shall be the last reported sales price regular way or, in case no such reported sales took place on such date, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading.

         6. Limitations on Exercise. Any option granted under this Plan may be exercised, in whole or in part, from time to time after the date granted; provided, however, any option granted under this Plan (or any unexercised portion thereof) may not be exercised more than (i) three months after an Eligible Director's cessation of service as a director by reason of resignation or failure to be re-elected, (ii) in the event of an Eligible Director's cessation of services as a director by reason of his disability (as defined below), one year from the date of such disability, or (iii) in the event of an Eligible Director's death, fifteen months from the date of such death.
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For purposes of this Plan, an individual is disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

         7. Payment of Exercise Price. The payment of the exercise price for all shares purchased pursuant to the exercise of an option shall be by cash and in full on the date of exercise or through the delivery of shares of Common Stock previously held by the Participant for at least six months and having a Fair Market Value equal to the full amount of the exercise price or by a combination of such methods; provided, however, that in lieu of paying the exercise price (or portions thereof) in cash or through the delivery of previously held Common Stock, the Participant may elect to have shares of Common Stock withheld from the shares deliverable upon such exercise if such election is delivered to the Company in writing either (i) at least six months prior to the date of exercise (the "Exercise Date") or (ii) prior to the Exercise Date and in any ten business day period beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the portion of the exercise price obligation not satisfied by payment of cash or delivery of previously held Common Stock. Upon the exercise of an option requiring tax withholding, the Participant will be required to pay to the Company for remittance to the appropriate taxing authorities an amount necessary to satisfy the Participant's portion of federal, state and local taxes, if any, incurred by reason of the exercise of an option. In lieu of delivering cash to satisfy such withholding obligation, the Participant may elect to have shares of Common Stock withheld from the shares deliverable upon such exercise if such election is delivered to the Company in writing either
(i) at least six months prior to the date the amount of the tax to be withheld is determined (the "Tax Date") or (ii) prior to the Tax Date and in any ten business day period beginning on the third business day following the release of the Company's quarterly or annual summary statement of sales and earnings. The number of shares so withheld shall have an aggregate Fair Market Value on the date of exercise sufficient to satisfy the applicable tax withholding requirements. The Company shall determine acceptable methods for tendering Common Stock and may impose such limitations and prohibitions on the use of Common Stock to exercise an option or satisfy withholding obligations as it deems appropriate.

         8. Nonassignability. No option shall be transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and which satisfies Section 414(p)(1)(A) of the Code); and no option shall be exercisable during the lifetime of the person to whom it was granted except by such person or by such person's guardian or legal representative.

         9. Term of Plan. No option shall be issued under this Plan more than ten (10) years after November 19, 1997.

         10.     Adjustments.

                 (a) In the event of a stock split or stock dividend, combination or reclassification of shares, the number of shares of Common Stock reserved under this Plan, including shares covered by outstanding options, and their exercise price shall be adjusted proportionately. In the event of any other change affecting the Common Stock, such adjustments as may be deemed equitable by the Board shall be made to give proper effect to such event. The Board may make adjustments to avoid fractional shares.





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                             (b)     If any option granted hereunder should
                 expire or terminate for any reason other than the exercise of a related option without having been exercised in full, the unpurchased shares shall again become available for the granting of options while this Plan remains in effect.

         11.     Amendment, Modification, Suspension or Discontinuance of this
Plan.   The Board may amend, modify, suspend or discontinue this Plan for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law.

         12. Government Regulations. The Company's obligation to sell and deliver shares under options granted under this Plan is subject to the requirements of any governmental authority with jurisdiction over the authorization, issuance or sale of such shares.

         13. Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the Chief Executive Officer of the Company, and shall become effective when it is received by the office of such Chief Executive Officer.

         14. Governing Law. This Plan and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code, shall be governed by the laws of the State of Georgia and construed accordingly.

         15. Unfunded Plan. Insofar as it provides for grants of options to acquire shares of Common Stock in the future, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to Common Stock under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by Common Stock purchasable under this Plan, and this Plan shall not be construed as providing for such segregation. Neither the Company nor the Board shall be deemed to be a trustee of any Common Stock purchasable under this Plan. Any liability of the Company to a Participant with respect to a grant under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any option agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.

         16. Effective Date. This Plan shall become effective as of November 19, 1997.

         17. REIT Limitations. Notwithstanding any other provision of this Plan, no shares of Common Stock shall be issued and no options shall be granted in connection with this Plan if, upon the issuance of such shares or the grant of such options, (i) with respect to any corporation, person or entity from which the Company receives or accrues revenue, directly or indirectly, the Company would be deemed to own, directly or indirectly, in accordance with the constructive ownership rules set forth at Section 318(a) of the Code, as modified as provided at Section 856(d)(5) of the Code, 10 percent or more of the total number of shares of all classes of stock of such corporation, or, in the case of any person or entity which is not a corporation, an interest of 10 percent or more in the assets or net profits of such person or entity, or (ii) the Company would be considered "closely held" as determined under Section 856(h) of the Code.





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         The undersigned, being the duly elected Secretary of Jameson Inns,
Inc., does hereby certify that the foregoing Jameson Inns, Inc. Director Stock Option Plan was duly approved by the Board of Directors of Jameson Inns, Inc. on November 19, 1997.



                                        --------------------------------
                                        Steven A. Curlee, Secretary of
                                        Jameson Inns, Inc.





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